[Form of Tax Opinion]
Exhibit (12)(a)(ii)
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Goldman Sachs Variable Insurance Trust
71 South Wacker Drive
Suite 500
Chicago, Illinois 60606
Allmerica Investment Trust
440 Lincoln Street
Worcester, Massachusetts 01653
Ladies and Gentlemen:
          We have acted as counsel to Goldman Sachs International Equity Fund (the “Goldman Fund”), a series of Goldman Sachs Variable Insurance Trust (the “Goldman Trust”), in connection with the transfer of all of the assets and liabilities of Allmerica Select International Equity Fund (the “Transferor Fund”), a series of the Allmerica Investment Trust (the “Allmerica Trust”), to the Goldman Fund in exchange for shares of the Goldman Fund, followed by the distribution by the Transferor Fund to its shareholders of the Goldman Fund shares (collectively, the “Reorganization”), pursuant to the Agreement and Plan of Reorganization by and between the Goldman Trust and Allmerica Trust (the “Agreement”). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization, as required by paragraph 6.3 of the Agreement. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)
          For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:
     (i) The Reorganization will be completed in the manner set forth in the Agreement and in the Registration Statement on Form N-14 of the Goldman Trust, to which a form of this opinion has been filed as an exhibit (the “Registration Statement”), including the combined Proxy Statement/Prospectus of the Goldman Trust and the Allmerica Trust contained therein (the “Proxy-Prospectus”).
     (ii) The representations contained in the letters of representation from the Goldman Trust and the Allmerica Trust to us, dated as of this date, are true and reliable.
     (iii) The Goldman Fund will qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.
          On the basis of the foregoing, it is our opinion that:

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     (1) the Reorganization will constitute a “reorganization” within the meaning of section 368(a) of the Code, and the Goldman Fund and Transferor Fund will be a “party to a reorganization” within the meaning of section 368(b) of the Code;
     (2) the Transferor Fund will recognize no gain or loss (a) upon the transfer of its assets to the Goldman Fund in exchange for Goldman Fund shares and the assumption of the liabilities of the Transferor Fund, and (b) upon the distribution of those shares to the shareholders of the Transferor Fund;
     (3) the Goldman Fund will recognize no gain or loss upon the receipt of the assets of the Transferor Fund in exchange for shares of the Goldman Fund and the assumption of the liabilities of the Transferor Fund;
     (4) the tax basis in the hands of the Goldman Fund of each asset of the Transferor Fund transferred to the Goldman Fund in the Reorganization will be the same as the basis of that asset in the hands of the Transferor Fund immediately before the transfer;
     (5) the holding period of each asset of the Transferor Fund in the hands of the Goldman Fund will include the period during which that asset was held by the Transferor Fund;
     (6) the shareholders of the Transferor Fund will recognize no gain or loss upon their receipt of shares of the Goldman Fund;
     (7) the aggregate tax basis of the Goldman Fund shares received by each shareholder of the Transferor Fund will equal the aggregate tax basis of the Transferor Fund shares surrendered in exchange for those Goldman Fund shares;
     (8) the holding periods of the Goldman Fund shares received by each Transferor Fund shareholder will include the holding periods of the Transferor Fund shares surrendered in exchange for those Goldman Fund shares, provided that the Transferor Fund shares are held by that shareholder as capital assets on this date;

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     (9) the Goldman Fund will succeed to and take into account the tax attributes of the Transferor Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder; and
     (10) no income, gain or loss will be recognized by the contract holders as a result of the Reorganization.
          For an acquisition to qualify as a reorganization under section 368(a)(1)(C) or (D) of the Code, the acquiring corporation must continue the historic business enterprise of the Transferor corporation or use a significant portion of the Transferor’s historic business assets in a business. Treas. Reg. §1.368-1(d). An example in the Treasury Regulations indicates that an acquiring corporation that retains one of three manufacturing plants owned by the Transferor corporation, each of which was of equal value, will be considered to meet this “continuity of business enterprise” requirement. Treas. Reg. §1.368-1(d)(5), Example 1.
          Although the Internal Revenue Service (the “IRS”) has issued many private letter rulings upholding reorganization status for transactions involving regulated investment companies, the only published guidance on the subject is Revenue Ruling 87-76, 1987-2 C.B. 84. In that ruling, the IRS ruled that the “continuity of business enterprise” requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds and pursuant to a plan sold all of such corporate stocks and bonds in order to purchase municipal bonds prior to the acquisition by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe the facts of this Reorganization are distinguishable from those in the published ruling.
          Our understanding is that the Goldman Fund and the Transferor Fund are both engaged in the same line of business, i.e., investing primarily in shares of common stock of substantial non-U.S. companies, seeking long-term returns, using the MSCI EAFE index as the benchmark for measuring performance. After the Reorganization, the Goldman Fund will continue that business for the benefit of the shareholders of both the Goldman Fund and Transferor. Although the Goldman Fund may dispose of securities formerly held by the Transferor Fund so as to conform with the Goldman Fund’s criteria for the selection of securities, the Goldman Fund will apply the same criteria to its own historic investments. All proceeds generated by all such dispositions will be reinvested in a manner consistent with the historic investment policies of the Goldman Fund, which are

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substantially similar to, although not necessarily identical with those of the Transferor Fund.
          Based on the foregoing, it is our opinion that the Goldman Fund will be continuing the historic business enterprise of the Transferor Fund after the Reorganization in the manner required for the Reorganization to qualify as a “reorganization” under section 368(a) of the Code.
          The opinions contained in this letter represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinions, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION – Federal Income Tax Consequences” in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
     Very truly yours,